Exhibit 99.1

                   W-H Energy Services Amends Credit Facility

    HOUSTON--(BUSINESS WIRE)--May 23, 2005--W-H Energy Services, Inc. (NYSE:WHQ) announced that it has amended its revolving credit facility and executed interest rate hedging arrangements to provide the Company increased borrowing capacity while fixing the interest rate on a large portion of its outstanding debt balance.
    The amendment to the credit facility increases the available borrowing capacity from a maximum of $237.5 million to $375 million. Currently, the Company has outstanding borrowings of approximately $200 million.
    The Company's interest rate hedging arrangements terminate on May 5, 2010 which is the maturity date of the credit facility. These arrangements effectively fix the interest charged on $150 million of the outstanding balance under the credit facility at approximately 6% per annum, excluding the impact of deferred financing costs.

    W-H Energy is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. The Company has operations in North America and select areas internationally.

    CONTACT: W-H Energy Services, Inc.
             Shawn Housley, 713-974-9071